Exhibit 99.1
UNITED                                                        News Release

  Worldwide Communications:

Media Relations Office:  847.700.5538
Evenings/Weekends:  847.700.4088
Jeff Green: 847.700.4206

UNITED DETAILS ITS LABOR SAVINGS FROM UNION AND NON-UNION EMPLOYEES; IDENTIFIES TOTAL COST SAVINGS AND REVENUE ENHANCEMENTS OF $14.1 BILLION IN FINANCIAL RECOVERY PROGRAM

  Financial recovery program extends all current labor agreements until May 15, 2008
  All U.S-based employees participating in recovery program will take wage reductions and forgo scheduled increases
  All U.S.-based employees participating in recovery program will be granted stock options and will participate in new profit-sharing program
  $14.1 billion total cost savings and revenue enhancements in United's financial recovery program include $1.2 billion in profit improvements resulting from capacity reductions
For Immediate Release

CHICAGO, Nov. 26, 2002 - UAL Corporation (NYSE: UAL) today announced details of its tentative and ratified labor agreements with the company's union employees.  The company also announced the details of its financial recovery arrangement with non-union employees.  Taken together, the recovery program is estimated to provide United with approximately $5.8 billion in labor cost savings before capacity reductions.  Aftertaking into account recently announced capacity reductions, the company's labor cost savings from the financial recovery program are projected to be approximately $5.2 billion, which is in line with the framework agreed upon by the company and its unions.

Additionally, United estimates that the capacity reductions - made possible by its agreement with the Air Line Pilots Association - will result in an additional $1.2 billion in profit improvements over the recovery program period.  When added to the previously announced $1.4 billion in annual non-labor cost savings and revenue enhancements included in the program ($7.7 billion over the recovery program period), United's total post-capacity reduction labor savings and profit improvements will equal $14.1 billion over the next five-and-one-half years.

The following chart provides the average annual profitability improvement and total profitability improvements over the program period from United's labor and capacity reductions and its previously announced non-labor cost reductions and revenue enhancements:

                                        $ Billions

	Average Annual Profitability Improvements	Total Profitability Improvements Over Program Period (5.5 years)*
Labor and Capacity Reduction	1.2	6.4
Non-Labor Cost Reduction and Revenue Enhancement	1.4	7.7
Total	2.6	14.1

*Totals for the period may be less than if multiplied by 5.5 years due to rounding

Union Employee Agreements

As part of the new agreements, United's union employees would receive stock options and participate in a new profit sharing plan.  The agreements also include immediate wage-rate reductions as well as a number of other detailed provisions for each group.  Below are further details of each agreement, broken down by employee group.

Pilots: The company's agreement with employees represented by the Air Line Pilots Association (ALPA) was ratified by the union's members on Monday, Nov. 18.  Details of the agreement include:

  A wage reduction of 18% on the date agreement becomes effective;
  Cancellation of all previously planned pay increases;
  Increases in hourly pay rates over the course of the program period, bringing wage rates back to their current levels by May 15, 2008;
  Ability for United Express carriers to continue planned growth of regional jet service.
Flight Attendants: United and the Association of Flight Attendants (AFA) reached a tentative agreement on labor cost savings on Sunday, Nov. 10.  The tentative agreement has been approved by the labor committee of the UAL board of directors and has been endorsed by the UAL Master Executive Council (MEC) of the AFA.  Results of the membership's ratification vote are expected by Nov. 30.  Details of the tentative agreement include:
  A wage reduction of approximately 4% on the date agreement becomes effective;
  Cancellation of all previously planned increases in hourly pay rates;
  Increases in hourly pay rates over the course of the program period, bringing wage rates back to their current levels by May 15, 2008;
  Cancellation of all scheduled wage arbitrations and lump-sum payments;
  Non-wage concessions that will provide the company with additional cost savings.
Mechanics, Utility, Ramp/Stores, Public Contact and Other IAM-Represented Employees: The company and the International Association of Machinists (IAM) reached a tentative agreement on a labor cost savings plan on Wednesday, Nov. 20.  The tentative agreement was approved by the labor committee of the UAL board of directors on Nov. 25, 2002, and has been endorsed by the leadership of IAM District 141 and IAM District 141M.  The IAM membership will vote on the tentative agreement on Nov. 27 and the results of the vote will be available that day.  Details of the tentative agreement include:
  Base-pay wage reductions of 7% for certain IAM employees, and of 6% for all other IAM-represented employees, each on the date the agreement becomes effective;
  Cancellation of previously planned wage increases;
  Increases in hourly pay rates over the course of the program period, bringing hourly rates back to their current levels by Dec. 1, 2007;
  The first four vacation days taken each year will be unpaid.
Meteorologists: Represented by the Transport Workers Union (TWU), the meteorologists at United ratified the cost-saving agreement reached with the company on Friday, Nov. 8.  Details of the agreement include:
  A wage reduction of 8% on the date the agreement becomes effective;
  Cancellation of all planned increases to monthly pay rates;
  Increases in hourly pay rates over the course of the program period, bringing wage rates back to their current levels by May 15, 2008.
Flight Controllers: United's airline flight controllers, represented by the Professional Airline Flight Control Association (PAFCA), reached a tentative agreement with the company on labor cost savings on Nov. 15.  The tentative agreement was approved by the labor committee of the UAL board of directors on Nov. 25, 2002.  The members will conduct a ratification vote on Nov. 27.  Details of the agreement include:
  A wage reduction of 8% on the date the agreement becomes effective;
  Cancellation of all planned increases to hourly pay rates;
  Increases in hourly pay rates over the course of the program period, bringing hourly wage rates back to their current levels by May 15, 2008.
Non-Union Employee Cost-Savings Arrangement

On Monday, Nov. 18, United announced that the company had adopted a recommendation from its System Roundtable regarding salaried and management (SAM) employees' participation in the airline's financial recovery program.  Under the recommendation, SAM employees will contribute approximately $1.3 billion in wage reductions and productivity improvements to United's recovery over the five-and-one-half years of the program.  Details of the arrangement include:

  A reduction of actual wages for employees, excluding officers, of between 2.8 and 10.7 percent;
  Cancellation of 2002 planned merit salary increases (if forgone merit raises were included, the wage reductions would range from 5.2 to 15.3 percent).
The company is finalizing the terms of an officer contribution to the financial recovery program, which is subject to review and approval by the compensation committee of the board of directors.  United Chairman, Chief Executive Officer and President Glenn Tilton has previously characterized the officer contribution as "appropriately significant."

All employees participating in the financial recovery program will receive stock option grants and participate in a profit sharing program from 2004 through 2008.  Additionally, all proposed contract changes with the unions, either tentative or ratified, include a letter of agreement with UAL regarding the company's ability to initiate or support a Section 1113/1114 proceeding in Chapter 11.  The agreement states that, in the event of a Chapter 11 filing after the company has received loans guaranteed in substantial part by the ATSB, it will not initiate or support a Section 1113/1114 proceeding before Nov. 30, 2003.  Exceptions to this agreement include the event of a substantial and adverse deviation of United's operating cash flow from the business plan submitted to the ATSB or an unforeseen and substantial disruption of air travel.

The agreements, both tentative and those that have been ratified by their union membership, and the wage-reduction arrangements for non-union employees, become effective upon the closing of a loan facility for the company guaranteed in part by the Air Transportation Stabilization Board (ATSB) and satisfactory participation by all employee groups in the recovery plan.  If these conditions are not satisfied by Dec. 31, 2002, the agreements will not become effective.

More details on United's agreements with its unions and wage-reduction arrangements for its non-union employees can be found in the Form 8-K the company is filing with the Securities and Exchange Commission today.

Labor Cost Savings

United and the union coalition began negotiations on a framework for labor cost reductions in August.  At that time, the airline had not made any definitive plans for capacity reductions in 2003.  When the company and the union coalition reached an agreement in October on a target number for labor cost savings of $5.8 billion over five-and-one-half years, it was based on United's current capacity.  As the company continued to focus on its recovery program and update its business plan with the ATSB at the end of October, planned capacity for 2003 was decreased by approximately 6 percent over United's current levels and projected capacity increases for 2004 through 2008 were reduced.  As a result, the company's estimated labor savings from wage reductions and other detailed provisions included in its tentative and ratified agreements with all of its unions and its wage-reduction agreements with non-union employees total $5.2 billion over the recovery program period.

The following chart summarizes the breakdown of United's labor cost savings before and after planned capacity reductions:

                                        $ Billions

	Before Capacity Reductions	After Capacity Reductions
ALPA	2.2	2.0
IAM	1.8	1.5
AFA	0.4	0.4
SAM/PAFCA/TWU	1.4	1.3
Total	5.8	5.2

United operates nearly 1,800 flights a day on a route network that spans the globe.  News releases and other information about United may be found at the company's website at www.united.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Some of the information in this press release is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release.  Some factors that could significantly impact estimated cost savings include, without limitation, the economy and the demand for air travel; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to raise and the cost of financing in light of the September 11 events and the possibility of any further credit downgrades to the company; the cost of crude oil and jet fuel; industry capacity decisions; the success of the company's financial recovery plan and further profit improvement initiatives; the outcome of the ATSB loan guarantee process; actions of the U.S., foreign and local governments; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release.  The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.